Exhibit 99.2

NEWS RELEASE

Contact: Investor Relations

708.483.1300 Ext 1331

TreeHouse Foods Confirms First Quarter and Full Year 2014 Adjusted EPS

Guidance; Announces Strong First Quarter Net Sales Growth

Oak Brook, Ill., April 21, 2014 – TreeHouse Foods, Inc. (NYSE:THS) today confirmed that it expects to report first quarter 2014 adjusted earnings per share in the range of $0.77 to $0.80. Additionally, the Company said that net sales in the first quarter finished better than expected, up 14.6% from last year, to approximately $619 million, due to acquisitions and 3.4% volume/mix contribution. Sales in the North American Retail Grocery segment rose 17.2%, of which 12.2% was due to recent acquisitions while volume/mix contributed 5.9%, led by continued growth of its single serve hot beverage program. The strong total Company net sales growth offset the negative effects of lower than anticipated Canadian exchange rates and deferred manufacturing costs that reduced consolidated gross margins.

The Company also reaffirmed its full year 2014 guidance for 10% to 13% earnings per share growth to a range of $3.50 to $3.60 per share before considering the accretion expected from the Protenergy acquisition.

“We have a very promising year ahead of us, and are pleased with our operating results in the first quarter. We remain confident that we are on track to deliver full year earnings per share growth of 10% to 13%, which is in line with our original guidance,” said Sam K. Reed, Chairman, President and Chief Executive Officer of TreeHouse Foods.

“Separately, we are also pleased to be announcing the acquisition of Protenergy Natural Foods this morning, a manufacturer of premium quality food and beverage products,” Mr. Reed continued. “The acquisition of Protenergy is expected to expand our packaging capabilities, leverage our R&D proficiency as shelf stable liquid packaging evolves from cans to cartons, and presents meaningful growth opportunities in both existing and adjacent food and beverage categories.”

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s acquisition of Protenergy and first quarter outlook will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its major product lines include non-dairy powdered creamer and sweeteners; condensed, ready to serve and powdered soups; refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; single serve hot beverages; specialty teas; hot and cold cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse Foods’ website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2013 and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.